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                                                                     Exhibit 5.1


                     [LETTERHEAD OF CLIFFORD CHANCE US LLP]



April 11, 2003

LNR Property Corporation
1601 Washington Avenue, Suite 800
Miami Beach, FL 33139


Ladies and Gentlemen:

We have acted as counsel to LNR Property Corporation (the "Company") in connection with the issuance of $235,000,000 principal amount of its 5.5% Contingent Convertible Senior Subordinated Notes due 2023 (the "Notes") and a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, registering sales by selling securityholders of Notes or of shares of the Company's Common Stock, par value $.10 per share, that are issued on conversion of Notes ("Conversion Shares"). In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization and issuance of the Notes and the authorization of the issuance of Conversion Shares upon conversion of Notes.

Based upon the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion as follows:

1. The Notes have been legally issued and are binding obligations of the Company.

2. When Conversion Shares are issued upon conversion of Notes, those Conversion Shares will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Opinions" in the prospectus that is a part of the Registration Statement.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP